Exhibit 10.20

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) dated August 31, 2018 (the “Effective Date”) is entered into by and among Conrex Residential Property Group 2012-2, LLC, a South Carolina limited liability company, Conrex Residential Property Group 2012-2 Operating Company, LLC, a Delaware limited liability company, Conrex Residential Property Group 2012-2 (B2R-1) Operating Company, LLC, a Delaware limited liability company, and Conrex Residential Property Group 2012-2 (B2R-2) Operating Company, LLC, a Delaware limited liability company (collectively, “Series 2”), Ovation Properties, LLC, a Texas limited liability company (“Ovation”) (Series 2 and Ovation may be individually referred to as a “Seller Entity” and collectively as “Seller”), and SFR MT LLC, a Delaware limited liability company (“Purchaser”). In consideration of the agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:
1.SALE OF PROPERTY
A.    Purchase and Sale. Subject to the terms and provisions of this Agreement, (1) Series 2 agrees to sell to Purchaser and Purchaser agrees to purchase from Series 2, all of its right, title and interest in the real property (including land and all buildings, structures and improvements thereon), consisting of eight hundred two (802) single family residential properties commonly known by the addresses set forth on Exhibit A-1, and (2) Ovation agrees to sell to Purchaser and Purchaser agrees to purchase from Ovation, all of its right, title and interest in the real property (including land and all buildings, structures and improvements thereon), consisting of four hundred twenty three (423) single family residential properties commonly known by the addresses set forth on Exhibit A-2 (collectively, with Exhibit A-1, “Exhibit A”) attached hereto and incorporated herein, together with, with respect to the applicable Seller Entity:
(i)    any personal property owned by such Seller Entity and presently located on the Property (collectively, the “Personal Property”);
(ii)    all of the interest of the applicable Seller Entity in any leases, subleases, rental agreements or other agreements (written or verbal, now or hereafter in effect) that grant a possessory interest in or that otherwise grant rights with regard to use of all or any portion of the Property (collectively, the “Leases”); and
(iii)    all books, records, data, rental history, property and tenant files, rent rolls and repair and maintenance records associated with the Property in the possession of such Seller Entity or the applicable Property Manager.

All of the dwelling units collectively are referred to as “Property”; an individual dwelling unit is referred to as a “Property”; and more than one dwelling unit are referred to as the “Properties”.

“Property Manager” shall refer to Conrex Property Management, LLC (“Conrex Property Manager”), Salem Street Realty, Turner Properties, LLC, Marchant Property Manager, LLC, and each other property management company that, on or before the Closing Date, provided property management services with respect to any of the Properties.
2.    PURCHASE PRICE
A.    Purchase Price. Seller and Purchaser hereby acknowledge and agree that the purchase price of the Property shall be one hundred thirty nine million five hundred forty nine thousand four hundred twenty dollars ($139,549,420.00) (the “Purchase Price”). The Purchase Price shall be allocated to each individual Property (any such allocated amount being the related “Allocated Purchase Price”) and Seller Entity as set forth on Exhibit A.
B.    Payment of Purchase Price.    The Purchase Price shall be payable at Closing (as defined below). On or prior to the Closing Date (as defined below), Purchaser shall deposit in escrow with Chicago Title Insurance Company (“Escrow Agent”) in immediately available funds (the “Cash Due at Closing”) the amount of the Purchase Price subject to any adjustments pursuant to Sections 3(D), 4(B), 6(B), 6(C), 6(D) and 6(E) of this Agreement.
C.    Earnest Money. Within five (5) days after the Effective Date or such later date as the Parties may agree, (i) Purchaser and Seller shall create an earnest money escrow (the “Escrow”) with the Escrow Agent, and (ii) Purchaser shall deposit the sum of $6,980,846.00 (the “Earnest Money”) in the Escrow. The Escrow shall be maintained in accordance with an agreement on the Escrow Agent’s usual form, with any amendments agreed to by the parties thereto, and modified to provide for disbursement of the Earnest Money in accordance with the terms and conditions hereof (the “Escrow Agreement”). If requested by Purchaser, the Earnest Money shall be invested, at Purchaser’s expense, and the earnings shall be paid to Purchaser at the Closing or upon return of the Earnest Money, provided that Seller shall not be liable for any loss to the Earnest Money and Purchaser shall be liable for the same, and where this Agreement provides for disbursement of the Earnest Money to Seller, Seller shall be entitled to no less than $6,980,846.00. The Earnest Money shall be applied to the Purchase Price at the Closing or otherwise disbursed in accordance with the terms of this Agreement.
3.    PROPERTY CONDITION
A.    Delivery of Property Information:
(i)    On or prior to the end of the Due Diligence Period (as defined below), Seller shall make available to Purchaser and Purchaser’s Agents (as defined herein), through a shared access website, copies of the following items relating to the Property:
(a)    Leases for the Properties, which as of the Effective Date are leased;

(b)    A rent roll showing, the current tenants occupying the Properties under Leases (the “Rent Roll”), lease end date, current rent, and security deposits; and
(c)    All other documents set forth on the Diligence Request, a copy of which is attached hereto as Appendix 2.
(ii)    Within a commercially reasonable period of time after the Effective Date, but no later than the end of the Due Diligence Period, and to the extent in Seller’s possession or control, Seller shall make available to Purchaser and Purchaser’s Agents, through a shared access website, copies of the following items relating to the Property:
(a)    The repair, maintenance and capital expenditure records for each Property;
(b)    HOA documents necessary for Purchaser to review rental related restrictions for each Property; and
(c)    Any other internal and external reports, books, records, contracts, data, documentation and any other information related to each Property that Purchaser may reasonably request.

B.    Inspection of the Property. Beginning on July 18, 2018 and ending at 6:00 pm Eastern time on September 4, 2018 (the “Due Diligence Period”), Purchaser and Purchaser’s affiliates, engineers, employees, agents and representatives (“Purchaser’s Agents”) shall have the right (subject to the Inspection Cap) to undertake a due diligence review of 100% of the Property. Any and all diligence activities shall be governed by the Access Agreement, dated as of July 20, 2018, by and between Seller and Purchaser, as amended from time to time (the “Access Agreement”). During the Due Diligence Period, with prior written notice of no less than two (2) days to Seller, and at reasonable times, Purchaser shall also have the right to conduct inspections of the Property, including, without limitation, physical examinations, structural tests, due diligence investigations, and feasibility studies (collectively, the “Inspections”). Seller shall give Purchaser and Purchaser’s Agents reasonable access to relevant personnel during regular business hours and with reasonable prior written notice and shall provide access to all internal and external reports, books, records, contracts, data, documentation and any other information related to the Property in Seller’s possession or control. Seller shall provide access to all requested documentation and information in Seller’s possession or control in a timely manner. Seller shall provide interior access (on a one time basis) for up to fifteen percent (15%) of the occupied Properties (the “Inspection Cap”). Seller and Purchaser shall confer promptly after the Effective Date to identify the Properties for which Seller will attempt to provide access. All Inspections shall be conducted in compliance with the Access Agreement and subject to the rights of all tenants in possession. Purchaser agrees that it shall not enter any homes currently leased to a tenant without a representative of the applicable

Seller Entity being present, and only upon advance notice to the respective tenant(s), as required under the terms of the applicable Lease. Notwithstanding the foregoing, Seller reserves the right to have a representative of Seller accompany Purchaser or its contractors, agents, employees and the like, during any Inspection or the conduct of any other physical investigation of the Property. The parties hereto hereby agree that Closing shall be conditioned upon Purchaser obtaining acceptable financing prior to the expiration of the Due Diligence Period.
C.    Due Diligence Period and Right to Terminate. In Purchaser’s sole and absolute discretion, in the event Purchaser is dissatisfied with its due diligence or unable to secure financing, Purchaser may elect to terminate this Agreement by sending Seller notice thereof in accordance with Section 10(C) hereof, on or prior to the expiration of the Due Diligence Period. In the event of such termination, the Earnest Money (less any costs of Escrow payable by Purchaser hereunder or under the Escrow Agreement) shall be returned to Purchaser and neither party shall have any further rights or obligations hereunder except for those which are expressly stated to survive the termination of this Agreement. Purchaser may agree to purchase the Property or any Properties (subject to the terms of Section 3(D) hereof) or agree to proceed to Closing prior to the end of the Due Diligence Period by providing written notice to Seller at any time during the Due Diligence Period. If Purchaser does not terminate this Agreement on or before the expiration of the Due Diligence Period, the parties shall, subject to the terms and conditions set forth in this Agreement, proceed to Closing and Purchaser shall have no further right to terminate the Agreement pursuant to this Section 3(C), and the Earnest Money shall be non-refundable to Purchaser except as provided for in this Agreement.
D.    Adjustment of Purchase Price. Subject to the terms and conditions hereinafter set forth in this Section 3(D), Purchaser shall also have the right to exclude a Property from the Properties being sold to Purchaser if any of the following conditions (each, a “Condition of Removal”) apply with respect to a Property: (1) such Property is in material violation of Environmental Laws; (2) the data in the property tape Seller provided to Purchaser attached hereto as Exhibit G for such Property contains material inaccuracies; (3) a breach of a representation or warranty with respect to such Property that has an Individual Material Adverse Effect (as defined below) with respect to such Property, or (4) the rules, regulations or restrictions of the homeowners association to which such Property is subject prevent or restrict such Property from being leased Seller or Purchaser is unable to obtain a waiver of such restriction from the applicable homeowners association. “Individual Material Adverse Effect” means, in respect of any Property, any event or condition that has, or would be reasonably expected to have, a material adverse effect on the value, use, operation, leasing or marketability of such Property or results in any material liability to, claim against or obligation of Purchaser or Purchaser’s Agents. Notwithstanding the foregoing, in no event shall Purchaser be entitled to exclude more than five percent (5%) of the Properties from the Properties being sold to Purchaser pursuant to the provisions of this Section 3(D). Each Property to which a Condition of Removal applies is referred to herein as a “Deficient Property” and collectively as the “Deficient Properties”. If Purchaser desires to remove Deficient Properties from the Properties being sold to Purchaser, Purchaser shall be required to send written notice to Seller and Escrow

Agent not later than the expiration of the Due Diligence Period which identifies the Deficient Properties and sets forth with reasonable specificity the Condition of Removal applicable to each identified Deficient Property. If Purchaser sends the written notice identifying the Deficient Properties as required pursuant to the preceding sentence and Seller fails, within three (3) days of receipt of such notice, to (i) cure the cause of the identified Condition of Removal, or (ii) if the identified Condition of Removal is otherwise reasonably susceptible to being cured, provide written notice of its intent to cure such identified Condition of Removal at or prior to Closing, such Deficient Properties shall be removed from the Properties being sold to Purchaser and the Purchaser shall only pay the Allocated Purchase Price of the individual Properties being purchased; if Seller elects to cure an identified Condition of Removal and fails cure such identified Condition of Removal by the Closing, the related Property shall be excluded and the Purchase Price for the Properties being sold to Purchaser shall be reduced by the Allocated Purchase Price of the related Property. Based on the results of Purchaser’s due diligence and requirements of its lender regarding eligible properties, the Purchase Price for the Properties being sold to Purchaser may be subject to reduction and/or the creation of reserves relating to the satisfaction of certain to be agreed, reasonable post-closing conditions (collectively, the “Post Closing Conditions”). Any reserve established with respect to any single Property shall terminate and all funds shall be released to Seller upon satisfaction of the Post Closing Conditions related to such single Property, and shall be subject to such terms as the parties may agree to. Upon satisfaction of all Post Closing Conditions for all Properties to which Post Closing Conditions apply, all reserves, if not sooner terminated, shall terminate and all remaining funds shall be immediately released to Seller.
4.    TITLE REVIEW
A.    Title Commitment. Purchaser shall use commercially reasonable efforts to obtain a current standard form commitment for title insurance for each Property no later than the expiration of the Due Diligence Period, issued by or on behalf of Escrow Agent or a national underwriter reasonably satisfactory to Purchaser (“Title Company”; each such commitment, a “Commitment” and collectively, the “Commitments”) describing such Property, listing Purchaser as the proposed insured, showing the Purchase Price allocated to the applicable Properties as the policy amount and including legible copies of all recorded documents evidencing title exceptions. The Commitments shall be subject only to those title exceptions permitted by this Agreement or as may be approved or deemed approved by Purchaser during the Due Diligence Period. The cost of the title examination fees and municipal lien search fees, and the cost of Purchaser’s owner’s title policy (the “Purchaser’s Title Policy”) shall be allocated in the manner described in Section 6.
B.    Review of Title. If any exceptions appear in a Commitment that are unacceptable to Purchaser, Purchaser shall notify Seller in writing of such objections (the “Purchaser’s Title Objections”) on or before August 31, 2018 (the “Title Objection Deadline”). “Permitted Exceptions” shall refer to (i) all exceptions other than Purchaser’s Title Objections which are not otherwise waived, (ii) all exceptions which are caused or created by or under Purchaser or its agents, contractors, or employees, (iii) taxes not yet delinquent, (iv) all Leases of the Property or any portion thereof, and (v) all zoning restrictions. Seller shall have no obligation to cure Purchaser’s Title Objections, to bring any action or proceeding, or otherwise to incur any expense whatsoever to eliminate, cure, or modify Purchaser’s Title Objections, except for monetary liens of an ascertainable amount created by Seller or Seller’s actions, which liens Seller shall cause to be released at or prior to Closing and which may be satisfied from the proceeds of the sale contemplated by this Agreement. Within three (3) days after Seller’s receipt of Purchaser’s Title Objections, Seller shall deliver written notice to Purchaser advising Purchaser whether Seller intends to cure any of Purchaser’s Title Objections (the “Response Notice”). Seller’s failure to timely deliver the Response Notice to Purchaser within such three (3) day period shall be deemed to constitute an election by Seller not to cure Purchaser’s Title Objections. If Seller elects (or is deemed to have elected) not to cure any of Purchaser’s Title Objections with respect to a specific Property or Properties, then Purchaser may elect by written notice to Seller given within one (1) day after receipt of Seller’s Response Notice to (i) remove the subject Properties from the Properties being sold to Purchaser and pay only the Allocated Purchase Price of such Properties being purchased, (ii) waive Purchaser’s Title Objections, consummate the transaction contemplated herein, and accept such title as Seller has elected to deliver without any reduction in Purchase Price or (iii) mutually agree with Seller to a Purchase Price adjustment for such Property. The failure of Purchaser to timely send notice to Seller of Purchaser’s election in the preceding sentence shall be deemed to mean that Purchaser has elected item (i) of the preceding sentence.
C.    Title Insurance Policies. As a condition to Seller’s obligation to close, Purchaser shall furnish Seller with copies of the Commitments on or prior to Closing. Purchaser hereby covenants and agrees to obtain one or more title insurance policies pursuant to such Commitments within a reasonable period following the Closing, the cost of which shall be reflected on the Settlement Statement (as hereinafter defined) and paid at the Closing.
5.    WARRANTIES AND REPRESENTATIONS
A.    Seller Warranties and Representations. Each Seller Entity represents and warrants, severally and not jointly, to Purchaser as of the Effective Date and as of the Closing Date with respect to such Seller Entity and such Seller Entity’s Properties only that:
(i)    Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation and has full power and authority to enter into and to perform its obligations under this Agreement. The persons executing this Agreement on behalf of Seller have full power and authority to do so and to perform every act and to execute and deliver every document and instrument necessary or appropriate to consummate the transactions contemplated by this Agreement;
(ii)    All entity action on the part of Seller and its constituents, which is required for the execution, delivery and performance by Seller of this Agreement and each of the documents and agreements to be delivered by Seller at the Closing has been duly and effectively taken;
(iii)    This Agreement and each of the documents and agreements to be delivered by Seller at Closing, constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, or similar laws affecting the enforcement of creditors’ rights generally, and subject, as to enforceability, to general principles of equity, regardless of whether enforcement is sought in a court of law or equity;
(iv)    Neither the execution of this Agreement nor the performance by Seller of its obligations under this Agreement will result in any breach or violation of (i) the terms of any law, rule, ordinance, or regulation; or (ii) any decree, judgment or order to which Seller or any constituent member of Seller is a party now in effect from any court or governmental body. There are no consents, waivers, authorizations or approvals from any third party necessary to be obtained by Seller in order to carry out the transactions contemplated by this Agreement. The execution and delivery of this Agreement and performance by Seller of its obligations under this Agreement will not conflict with or result in a material breach or default (or constitute an event which, with the giving of notice or the passage of time, or both, would constitute a default) under Seller’s organizational documents or any indenture, mortgage, lease, agreement, or other instrument to which Seller is a party or by which Seller or any of its assets may be bound other than with respect to any outstanding indebtedness to be satisfied at or prior to Closing;
(v)    Seller is not a “Specially Designated National” or a prohibited person under Executive Order 13224 – Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit or Support Terrorism, as amended or the regulations issued pursuant thereto (collectively “Executive Order 13224”), and Seller is not owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship or services of any kind to, or otherwise knowingly associated with any of the persons or entities referred to or described in Executive Order 13224, or banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control;
(vi)    The Property has not been condemned in whole or in part. No proceeding is pending or, to Seller’s Knowledge, threatened in writing for the condemnation of the Property. Each Property is in a good, safe and habitable condition and repair, and to Seller’s Knowledge, is free of and clear of any damage or waste that has a material adverse effect on any individual Property;

(vii)    To Seller’s Knowledge, neither Seller nor Seller’s affiliates or Seller’s agents have ever, generated, stored or disposed of any Hazardous Substances at the Property other than de minimis amounts of any such Hazardous Substances which substances and amounts are typical for homeowner use;
(viii)    To Seller’s Knowledge, the Property is not in material violation of any Environmental Laws;
(ix)    Except for eviction proceedings and other suits for possession initiated in the ordinary course of Seller’s business and described on the Rent Roll (which Purchaser acknowledges may change after delivery and prior to Closing), to Seller’s Knowledge, there are no actions, suits or proceedings at law or in equity by or before any governmental authority or other entity pending or threatened in writing against or affecting the Property or Seller, which actions, suits or proceedings would reasonably be expected to have a material adverse effect on such Property;
(x)    There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws contemplated or filed by any Seller Entity or pending against any Seller Entity or otherwise related to the Property. Each Seller Entity is solvent and has adequate capital for its business and undertakings;
(xi)    Seller has good and marketable fee simple legal and equitable title to the real property comprising the Property.
(xii)    The Permitted Exceptions with respect to the Property, in the aggregate, do not have a material adverse effect on the Property. Each Seller Entity’s ownership of the Property is free and clear of any liens other than Permitted Exceptions. At or prior to Closing, all taxes, governmental assessments and any other payments (including, but not limited to, sewer, water and utility payments) due and owing for periods prior to Closing in respect of the Property will be paid, or an escrow of funds in an amount sufficient to cover such payments will be established hereunder or will be insured against by the Purchaser’s Title Policy for such individual Property. Each Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of such Property;
(xiii)    There are no delinquent property taxes or HOA fees outstanding with respect to the Property. As of the Closing Date, none of Seller or the applicable Property Managers has received written notice of any pending or, proposed, special or other assessments for homeowner’s association improvements affecting any Property that would reasonably be expected to have an individual material adverse effect with respect to such Property;

(xiv)    As of the Closing Date, any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements (other than those set forth on Schedule VI hereto) required to be given to the relevant tenant prior to the Closing Date, will have been provided to such tenant (including reductions in monthly Rent during the term of the related Lease in other similar fashion);
(xv)    As of the Closing Date, no claims have been made that are currently pending, outstanding or otherwise remain unsatisfied under any insurance policies relating to the Property;
(xvi)    There are no orders, injunctions, decrees or judgments outstanding with respect to the Property other than with respect to indebtedness to be repaid at Closing;
(xvii)    Seller is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which the Property is bound. Other than indebtedness that will be repaid at Closing, Seller has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument by which the Property is bound. Seller is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Exception with respect to any Property. Neither the Property nor any part thereof is subject to any purchase options, rights of first refusal to purchase, rights of first offer to purchase or other similar rights in favor of any tenant or other third parties other than with respect to indebtedness to be repaid at Closing;
(xviii)    Each Property is a single family residential property. Such Property is not a housing cooperative or manufactured housing;
(xix)    The Property has rights of access to public ways and is served by water, sewer or septic system, and storm drain facilities adequate to service the Property for its intended uses and all public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded or unrecorded easements serving the Property and all roads necessary for the use of the Property for its intended purposes have been completed and dedicated to public use and accepted by all governmental authorities;
(xx)    There is no proceeding pending or, to Seller’s Knowledge, threatened, for the total or partial condemnation or for the relocation of roadways resulting in a failure of access to the Property on public roads;

(xxi)    The Property is not located in an area identified by the Federal Emergency Management Agency as a special flood hazard area, or, if so located flood insurance required under the National Flood Insurance Program. Schedule I to this Agreement is a true, complete and accurate list which shows the flood zone designation of each Property as identified by the Federal Emergency Management Agency;
(xxii)    Each Seller Entity has a Title Insurance Owner’s Policy (herein referred to as the “Seller’s Owner’s Policy”) insuring fee simple ownership of such Property by such Seller Entity and each Seller Entity has provided Purchaser with a true, correct and complete copy of such Seller’s Owner’s Policy;
(xxiii)    Each Property’s deed has been recorded with vesting in the actual name of the applicable Seller Entity, with all fees, deed stamps and other transfer taxes paid;
(xxiv)    The Property is covered by property, casualty, liability and other insurance, with the same coverage and deductibles as in effect prior to the Effective Date, deemed commercially reasonable by Seller in the conduct of its business. Seller has not taken (or omitted to take) any action that would impair or invalidate the coverage provided by any such insurance policies. As of the Closing, no claims have been made that are currently pending or outstanding, or that otherwise remain unsatisfied under any such policies, except as provided on Schedule IV hereto;
(xxv)    All information with respect to the Property provided to Purchaser, including all information on the data tape referenced on Exhibit G hereto, is true, complete and accurate in all material respects. Schedule II is a true, complete and accurate list of the Properties which identifies all of the HOAs affecting each Property, if any. To Seller’s Knowledge, Schedule II contains a true, correct and complete contact information of the HOAs pertaining to the applicable HOA Properties, if any; and
(xxvi)    The Property (including the leasing and intended use thereof for single family residential purposes) complies with all applicable laws, and all covenants, agreements, restrictions and encumbrances, that are contained in any instruments, either of record or Known to Seller, at any time in force affecting the Property or any part thereof, including any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof in an aggregate amount, with respect to each property, greater than $5,000 and as set forth on Schedule V hereto, or (ii) in any way limit the use and enjoyment thereof for single family residential purposes, including, without limitation, building and zoning ordinances and codes and all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, required for the legal leasing, use, occupancy, habitability and operation of such Property, except as would not reasonably be expected to have a material adverse effect with respect to the Property. There is no consent, approval, permit, license, order or authorization of, and no filing with or notice to, any court or governmental authority required for the operation, use or leasing of the Property that has not been obtained, except as would not reasonably be expected to have a material adverse effect with respect to the Property. There has not been committed by any Seller Entity or, to Seller’s Knowledge, any other person in occupancy of or involved with the operation, use or leasing of the Property any act or omission affording any governmental authority the right of forfeiture as against the Property or any part thereof.
B.    Purchaser Warranties and Representations. Purchaser represents and warrants to Seller as of the Effective Date and as of the Closing Date that:
(i)    Purchaser is a limited liability company in good standing, duly formed and validly existing under the laws of the State of Delaware and is an indirect, wholly owned subsidiary of AG Mortgage Investment Trust, Inc. Purchaser has the authority and power to enter into this Agreement and to consummate the transaction provided for herein. This Agreement and all other documents executed and delivered by Purchaser constitute legal, valid, binding and enforceable obligations of Purchaser, and there are no claims or defenses, personal or otherwise, or offsets whatsoever to the enforceability or validity of this Agreement. The person executing this Agreement on behalf of Purchaser has been duly authorized to do so;
(ii)    All entity action on the part of Purchaser and its constituents, which is required for the execution, delivery and performance by Purchaser of this Agreement and each of the documents and agreements to be delivered by Purchaser at the Closing has been duly and effectively taken;
(iii)    This Agreement and each of the documents and agreements to be delivered by Purchaser at Closing, constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, or similar laws affecting the enforcement of creditors’ rights generally, and subject, as to enforceability, to general principles of equity, regardless of whether enforcement is sought in a court of law or equity;
(iv)    Neither the execution of this Agreement nor the performance by Purchaser of its obligations under this Agreement will result in any breach or violation of (i) the terms of any law, rule, ordinance, or regulation; or (ii) any decree, judgment or order to which Purchaser or any constituent member of Purchaser is a party now in effect from any court or governmental body. There are no consents, waivers, authorizations or approvals from any third party necessary to be obtained by Purchaser in order to carry out the transactions contemplated by this Agreement. The execution and delivery of this Agreement and performance by Purchaser of its obligations under this Agreement will not conflict with or result in a breach or default (or constitute an event which, with the giving of notice or the passage of time, or both, would constitute a default) under Purchaser’s organizational documents or any indenture, mortgage, lease, agreement, or other instrument to which Purchaser is a party or by which Purchaser or any of its assets may be bound;
(v)    To the knowledge of Purchaser, there are no actions, suits or proceedings at law or in equity by or before any governmental authority or other entity pending or threatened in writing against or affecting Purchaser;
(vi)    There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws contemplated or filed by Purchaser or pending against Purchaser. Purchaser is solvent and has adequate capital for its business and undertakings, including the acquisition contemplated by this Agreement; and
(vii)    Purchaser is not a “Specially Designated National” or a prohibited person under Executive Order 13224, and Purchaser is not owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship or services of any kind to, or otherwise knowingly associated with any of the persons or entities referred to or described in Executive Order 13224, or banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control.

C.    Definitions. As used in this Agreement:
(i)    the term “Environmental Laws” shall mean any local, state or federal ordinance, law, rule or regulation, pertaining to environmental regulation, contamination, cleanup or disclosure, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et seq., the Resource, Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., Superfund Amendments and Reauthorization Act of 1986, Pub. L. 99‑499 100 Stat. 1613, the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. § 1101 et seq., any state environmental laws (for the state in which each Property is located), and all amendments of the foregoing, or any state super lien or environmental clean‑up or disclosure statutes.
(ii)    The term “Hazardous Substances” shall mean all substances and materials which are included under or regulated by any Environmental Law, together with asbestos, polychlorinated biphenyls, petroleum products and raw materials which include hazardous constituents.
(iii)    The phrases “Known by Seller”, “Knows”, “Seller’s Knowledge” or words of similar import, shall mean the present and actual knowledge of Ralph Nacey, Eric Phillipps and John Grzyb acquired after due inquiry of the relevant employees of each Seller Entity and of each Property Manager.

D.    Exception to Warranty Notice. If, at any time prior to the Closing, a Seller Entity, or any representative of a Seller Entity, learns of any facts or circumstances, which would render any of the foregoing representations and warranties untrue for the Properties that are the subject of the Closing, then such Seller Entity shall promptly notify Purchaser in writing of all such facts and circumstances (an “Exception to Warranty Notice”) and Purchaser shall have the right, within five (5) business days following receipt of an Exception to Warranty Notice, to elect to (i) remove the subject Properties from the Properties being sold to Purchaser and pay only the Allocated Purchase Price of the Properties being purchased; or (ii) waive any claim against such Seller Entity arising out of or related to the information disclosed and proceed with the transaction, in which case the representation or warranty shall be deemed modified with respect to such Property as necessary to conform with the additional information disclosed to Purchaser in the Exception to Warranty Notice. Purchaser’s failure to respond in such time period shall be deemed an election to proceed in accordance with clause (ii) above. The representations, warranties and covenants of the Seller Entities, and the Purchaser’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Purchaser (including by any of its representatives) or by reason of the fact that the Purchaser or any of its representatives knew or should have known that any such representation or warranty is, or was or might be inaccurate or by reason of the Purchaser’s waiver of any condition to closing.
E.    Indemnification Provisions.
(i)    The representations and warranties of the parties hereto contained in this Agreement or any certificate given in connection herewith shall survive the Closing for a period of twelve (12) months; provided, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 5(E) shall survive until such claim is finally and fully resolved (such period, the “Liability Period”). Each of Purchaser and Seller shall be entitled to bring a claim hereunder in respect of the covenants of the parties hereto contained in this Agreement to be performed in full prior to the Closing at any time until the twelve (12) month anniversary of the Closing Date.
(ii)    During the Liability Period, each Seller Entity shall severally, and not jointly, indemnify and hold harmless Purchaser and Purchaser’s Agents, and their respective officers, directors, employees, agents, successors and assigns (each, a “Purchaser

Indemnified Party”) for and against all losses, to the extent arising out of or resulting from: (a) any breach of any representation or warranty in this Agreement or certifications given in connection with this Agreement by such Seller Entity, and (b) any breach of any covenant or agreement contained in this Agreement requiring performance by such Seller Entity (any such amount a “Seller Indemnity Payment”). In order to secure their respective obligations under this Section 5.E.(ii), each of Series 2 and Ovation shall, on the Closing Date, fund by wire transfer of immediately available funds an indemnity escrow account (each, a “Seller Indemnity Escrow” and collectively, the “Seller Indemnity Escrows”), each in an amount equal to five percent (5%) of the portion of the Purchase Price allocable to the individual Properties held by the respective Seller Entity. Each Seller Indemnity Escrow shall be funded for a period lasting six (6) months from the Closing Date; provided, however, that with respect to either Seller Indemnity Escrow, such Seller Indemnity Escrow shall remain funded after such six-month period in the event that any Purchaser Indemnified Party has provided notice prior to the end of such six (6) month period of a claim against the applicable Seller Entity in accordance with this Section 5(E)(ii) and shall remain funded until the resolution of such claim. Each Seller Indemnity Escrow shall be established pursuant to an agreement among Purchaser, the applicable Seller Entity, and a third party escrow agent reasonably acceptable to such Seller Entity and Purchaser (the “Seller Indemnity Escrow Agent”), the terms of which agreement shall reflect the applicable terms of this Agreement and be acceptable to Purchaser and the applicable Seller Entity. The Purchaser Indemnified Parties shall be entitled to receive any Seller Indemnity Payment solely from amounts on deposit in the applicable Seller Indemnity Escrow, provided, however that in the case of, and to the extent, any Seller Indemnity Payment to be paid on account of any loss which a Purchaser Indemnified Party may, directly or indirectly, suffer, sustain or become subject to, as a result of, arising out of, relating from any fraud, intentional misrepresentation, willful concealment or willful misconduct by any Seller Entity hereto, in which case, such Purchaser Indemnified Party may seek recovery from such Seller Entity directly of any amounts due in excess of the amount in the applicable Seller Indemnity Escrow; provided, further, that if a claim may also be covered pursuant to the title insurance policies provided for in Section 4.C., Purchaser shall diligently pursue a claim under such policy and upon receipt of insurance proceeds for such claim shall reimburse the applicable Seller Entity the amount of the net insurance proceeds, not to exceed the related Seller Indemnity Payment paid hereunder.
(iii)    During the Liability Period, Purchaser shall indemnify and hold harmless Seller and their affiliates, and their respective officers, directors, employees, agents, successors and assigns (each, a “Seller Indemnified Party”) for and against any and all losses, arising out of or resulting from: (a) any breach of any representation or warranty in this Agreement by Purchaser or any certificate given by Purchaser in connection with this Agreement, and (b) any breach of any covenant or agreement contained in this Agreement requiring performance by Purchaser.
(iv)    Any indemnity payments made by Seller or Purchaser pursuant to this Section 5(E) shall be treated as an adjustment to the Purchase Price for federal, state and local income tax purposes, except as otherwise required by applicable law.
(v)    Nothing in this Section 5(E) or in Section 8(A) will limit any remedy either party may have against any Person for fraud committed by such Person. In the absence of fraud, willful misconduct or, with respect to the third sentence of Section 8.A. only, bad faith of Seller, the indemnification provisions set forth in this Section 5.E. shall provide the exclusive remedy for breach of any covenant, agreement, representation or warranty set forth in this Agreement or any other agreement ancillary hereto executed pursuant to this Agreement; provided however, such limitation shall not impair the rights of any of the Parties to seek non-monetary equitable relief, including specific performance or injunctive relief to redress any default or breach of this Agreement.
6.    CLOSING
A.    Time and Place of Closing. Provided that all of the conditions of this Agreement shall have been satisfied or waived, the closing of the purchase and sale of the Property and the transaction contemplated herein (the “Closing”) shall take place through an escrow with Escrow Agent on or before September 10, 2018 (the “Closing Date”). The Closing may be held at such other place or such earlier time and date as Seller and Purchaser shall mutually approve in writing.
B.    Expenses of the Parties. Purchaser and Seller shall each be responsible for their respective costs and expenses (including, but not limited to legal, diligence, accounting and other related expenses) incurred in the structuring and negotiation of this Agreement.
C.    Expenses. Purchaser shall pay (i) the cost of the title examination fees and municipal lien search fees, (ii) 50% of the escrow fees charged by Escrow Agent, (iii) the cost of any endorsements, increased coverages or premium for any lender’s title policy as may be desired by Purchaser or required by Purchaser, (iv) its own attorney’s fees, (v) any and all costs incurred in connection with Purchaser’s Inspections of the Property, and (vi) all costs incurred in connection with obtaining financing. Seller shall pay (i) 50% of the escrow fees charged by Escrow Agent and (ii) its own attorney’s fees.
D.    Other Expenses. The Purchaser’s Title Policy, the recording costs for the Deed, any transfer fees and estoppel fees imposed by any homeowners’ association, transfer taxes, documentary stamps and any other expenses, shall be paid by Purchaser or Seller, as applicable, in accordance with the cost allocations set forth on Exhibit I hereto.
E.    Prorations.

(i)    Non-Rent. Assessments (including homeowners’ association assessments, municipal utility district charges and the like), current taxes and maintenance fees for the month of Closing or other applicable period will be prorated as of the Closing Date. Seller shall pay all such expenses attributable to periods prior to the Closing Date and Purchaser shall pay all expenses attributable to all periods from and after the Closing Date. If ad valorem taxes for the year in which the sale is closed are not available on the Closing Date, proration of taxes will be made on the basis of taxes assessed in the previous year and the parties shall re-prorate within thirty (30) days following receipt of the actual final tax bill. With respect to special assessments, Seller shall pay all installments of special assessments due and payable in respect of the applicable Properties for all periods prior to the Closing Date, and Purchaser shall pay all installments of special assessments in respect of the applicable Properties due and payable on and after the Closing Date; provided, however, that if any such special assessments shall be payable in one installment but relate to improvements which have a useful life for periods of time including the periods of ownership of Seller and Purchaser, the parties agree to prorate such special assessments equitably according to the parties’ respective periods of ownership. If any other charges, expenses, and income are unavailable at the Closing Date, then a readjustment of these items shall be made by Purchaser and delivered to Seller (a “Reconciliation Notice”) promptly after such items are determined but in any event within one hundred twenty (120) days of the Closing Date, and, if requested by the applicable Seller, along with copies of supporting documents, to the extent reasonably available to Purchaser, including applicable invoices, receipts, and other evidence of such charges. Within thirty (30) days after the receipt of the Reconciliation Notice, Seller shall either approve the Reconciliation Notice (and thereafter within thirty (30) days the underpaying party shall pay the overpaying party) or disapprove. If Seller disapproves the Reconciliation Notice, Purchaser and Seller shall cooperate in good faith to resolve the dispute. In the event the parties cannot agree, then either party may elect to have the dispute resolved by binding arbitration conducted pursuant to the rules of the American Arbitration Association. Upon final resolution either by agreement of the parties or by the arbitrator, the underpaying party shall pay the overpaying party within thirty (30) days.
(ii)    Renovation Costs. Seller shall be responsible for the payment of any repair or renovation costs Seller elects to perform on the Property prior to the Closing Date (provided however, Seller shall have no obligation to undertake any renovation of the Property prior to Closing). Purchaser shall be responsible for the payment of all costs and expenses incurred in connection with the operation and ownership of the Property including, without limitation, any repair or renovation costs performed on the Property on or after the Closing Date, provided however, that for any Property where the tenant vacates the Property within 6 months of the Closing Date and the aggregate cost of repair, maintenance, renovation and capital expenses associated with the turnover of such Property is necessary to return such Property to good repair consistent with the Renovation Standards exceeds $5,000, Seller shall reimburse the Purchaser from available funds in the related Seller Indemnity Escrow for the aggregate cost of all such repair, maintenance, renovation and capital expenses less $2,500.00; provided, however, if a tenant vacates a Property within 6 months of the Closing Date, funds reasonably related to such repairs on the related Property will be retained in the aplicable Seller Indemnity Escrow until the repairs have been completed. For purposes of illustration only, in the event Purchaser’s actual reasonable out of pocket costs for repair of an individual Property upon the vacating of such individual Property by the tenant in occupancy on the Closing Date is in the amount of $6,000, Purchaser shall only be entitled to reimbursement from the applicable Seller Indemnity Escrow in the amount of $3,500. On and after the Effective Date to the Closing Date, Seller shall not commence any repair to, or renovation of, any Property with an expected cost in excess of $5,000.00 without the prior written approval of Purchaser.
“Renovation Standards” means the maintenance, repairs, improvements and installations that (i) are necessary for a Property to conform to applicable material legal requirements and (ii) do not deviate materially from local rental market standards for the area in which such Property is located.
(iii)    Leasing Costs. Seller shall be solely responsible for the payment of all usual and customary third party finder’s fees, commissions and apartment locater fees with respect to Leases executed after the Effective Date and prior to the Closing.
(iv)    Rent. Seller shall be entitled to all of the rents and all other reimbursements, charges and amounts payable to the landlord under the Leases (collectively, “Rents”) applicable to periods prior to and through 11:59 p.m. on the date immediately prior to the Closing Date (the “Proration Date”), and Purchaser shall be entitled to all Rents applicable to periods thereafter. Rents prepaid to Seller, and actually collected by Seller, for the month in which the Closing Date occurs shall be prorated between Purchaser and Seller on the Proration Date on the basis of the number of days in the particular month, and Purchaser shall receive a credit against the Purchase Price in an amount equal to Purchaser’s pro rata share thereof. Any Rents not collected as of the Closing Date shall not be prorated at the time of Closing. Rents received by Purchaser after the Closing Date shall be applied first to any costs of collection, then to such tenant’s current Rents, and then to such tenant’s Rents for the months preceding such month in reverse chronological order, including the delivery of any prorated amount due to Seller based upon the method of proration described above. With respect to any delinquent rentals, Purchaser will make a reasonable attempt (but shall not be obligated) for a period of ninety (90) days following the Closing Date to collect the same for Seller’s benefit after the Closing in the ordinary course of the operation of the Property and such collection, if any, will be remitted (net of reasonable collection costs) to Seller within thirty (30) days after receipt by Purchaser. Nothing contained herein shall require Purchaser to institute any lawsuit or other collection procedure to collect such delinquent rentals. If, subsequent to the Closing, any such Rents and other income allocable to the period after the Proration Date are actually received by Seller following the Closing Date, Seller shall remit the same (or pro rata share thereof) to Purchaser within thirty (30) days after receipt (net of reasonable collection costs). Seller shall have the right, before the Closing Date, to take such action as it deems appropriate to recover any unpaid Rents for periods prior to the Closing Date, provided that Seller shall not be permitted to institute any legal proceedings for the collection of such amounts after the Closing Date, and provided, further, that Purchaser shall incur no cost, liability or expense in connection therewith, and in no event shall Seller be permitted to enforce other legal or equitable remedies specifically including commencing eviction or dispossessory procedures or to terminate any Leases.
(v)    Security Deposits and Other Deposits. At Closing, Purchaser shall receive a credit against the Purchase Price in the amount of any security or other refundable deposits actually paid to or received by Seller under the Leases (and not as of the Closing Date returned to or forfeited by tenants under Leases to the extent permitted or required by such Lease) and any prepaid rentals actually paid to or received by Seller for periods subsequent to the Closing. The foregoing provisions of this paragraph shall survive the Closing and delivery of the Deeds.
(vi)    Closing Date Treatment; Property Manager Fees and Expenses. In making the prorations required by this Section 6(E), the economic burdens and benefits of ownership of the Property for the Closing Date shall be allocated to Purchaser. All fees and expenses accrued and/or due to any Property Manager as of the Closing Date shall be paid in full by the Seller not later than the Closing Date and receipts therefore shall be delivered to the Purchaser.
(vii)    Survival. The provisions of this Section 6(E) shall survive the Closing.
7.    DELIVERIES AT CLOSING
A.    Seller’s Deliveries at Closing. At Closing each Seller Entity shall deliver to, and Purchaser’s obligations hereunder shall be subject to receipt by, Escrow Agent of each of the following for recordation, filing or delivery to Purchaser, as applicable, upon Closing, the following with respect to Properties owned by such Seller:
(i)    a special or limited warranty deed (or local equivalent) with respect to each Property, in the form customarily used in each market (each, a “Deed”) duly executed and acknowledged by the Seller Entity owning such Property, subject to the Permitted

Exceptions. Purchaser and Seller agree that a Deed may describe multiple Properties owned by the related Seller Entity if multiple Properties being conveyed are located in the same county and are being conveyed by the same Seller Entity;
(ii)    a Bill of Sale and General Assignment, in the form attached hereto as Exhibit C (the “Bill of Sale”) duly executed by each Seller Entity for the conveyance of the personal property owned by such Seller Entity in the Property, if any;
(iii)    an Assignment and Assumption of Leases, in the form attached hereto as Exhibit D (the “Assignment of Leases”) duly executed by each Seller Entity with respect to the Leases affecting the Properties owned by such Seller Entity;
(iv)    a notice to all tenants of the Property in the form attached hereto as Exhibit E (“Tenant Notice Letter”) duly executed by Seller;
(v)    possession of the Property, subject to the rights of any tenants under any Leases;
(vi)    a “non-foreign” certificate in the form attached hereto as Exhibit F (the “Non-Foreign Affidavit”) duly executed by Seller (or a certificate of disregarded entity, as applicable);
(vii)    a settlement statement (the “Settlement Statement”), duly executed by Seller;
(viii)    such other evidence of the authority and capacity of each Seller Entity and its representatives as the Title Company may reasonably require;
(ix)    any additional instruments, duly executed and appropriately acknowledged by Seller, as may be necessary for Seller to have complied with the terms of this Agreement;
(x)    the Property Management Services Agreement, dated as of the Effective Date, by and between Conrex Property Manager and the Purchaser, attached hereto as Exhibit H (the “Property Management Agreement”) executed by Conrex Property Manager, and terminations, effective as of the Closing Date, of all property management agreements with the other Property Managers, together with receipts or other written evidence satisfactory to Purchaser that all fees and expenses accrued and/or due to the Property Managers as of the Closing Date have been paid in full by the Seller; and
(xi)    a customary title affidavit from each Seller Entity in form and substance acceptable to the Title Company to issue each standard form Purchaser’s Title Policy.

B.    Purchaser’s Deliveries at Closing. At Closing Purchaser shall deliver to, and Seller’s obligations hereunder shall be subject to receipt by, Escrow Agent of each of the following for recordation, filing or delivery to the applicable Seller Entity, as applicable, upon Closing, the following:
(i)    the Purchase Price;
(ii)    the Assignment of Leases, duly executed by Purchaser;
(iii)    the Settlement Statement, duly executed by Purchaser;
(iv)    the Property Management Agreement, duly executed by Purchaser;
(v)    such other evidence of the authority and capacity of Purchaser and its representatives as the Title Company may reasonably require;
(vi)    any documents required to be executed or otherwise delivered by Purchaser pursuant to applicable law; and
(vii)    any additional instruments, duly executed and appropriately acknowledged by Purchaser, as may be necessary for Purchaser to have complied with the terms of this Agreement.
8.    DEFAULT AND REMEDIES
A.    Default by Seller. If a Seller Entity fails to perform any of its obligations under this Agreement, and if Purchaser is not then in default, Purchaser shall notify such Seller Entity (with a copy to the non-defaulting Seller Entity) in writing of the nature of and occurrence of the event of default and such Seller Entity shall have seven (7) business days to cure such event of default (provided however that if the default is a failure to close on the Closing Date, then no cure rights shall exist and this Agreement shall terminate and the Earnest Money shall be returned to Purchaser). If such Seller Entity fails or refuses to cure such event of default, Purchaser, at Purchaser’s sole option, may either: (a) terminate this Agreement by delivering written notice to each Seller Entity and receive a full refund of the Earnest Money, or (b) seek the remedy of specific performance. Notwithstanding the foregoing, if specific performance is not available and such event of default is due to fraud, willful misconduct or bad faith of Seller, Purchaser shall be entitled to all rights and remedies available at law or in equity, including without limitation, the right to recover all damages which Purchaser may suffer as a result of such breach. Except as set forth in Section 5.E. hereof, nothing contained in this Agreement shall limit or otherwise affect any of Purchaser’s rights or remedies against Seller arising under any express indemnification of Purchaser by Seller set forth in this Agreement or arising from any breach or default by Seller after the Closing of any obligations in this Agreement which are expressly provided to survive Closing.

B.    Default by Purchaser. If Purchaser fails to perform any of its material obligations under this Agreement or the Access Agreement, and if Seller is not then in monetary default under this Agreement, Seller shall notify Purchaser in writing of the nature of and occurrence of the event of default and Purchaser shall have seven (7) days to cure such event of default. If Purchaser fails or refuses to timely cure such event of default, Seller shall have the right to terminate this Agreement and all Earnest Money deposited in Escrow by Purchaser shall be disbursed to Seller as its sole and exclusive remedy, as liquidated damages and not as a penalty and the parties shall have no further rights or obligations under this Agreement. Purchaser and Seller agree that the damage which Seller would reasonably be expected to sustain is the amount of the Earnest Money. Purchaser and Seller acknowledge and agree that it would be impracticable to ascertain the actual damages that would be suffered by Seller in such event. Purchaser and Seller have considered carefully the loss to Seller as a consequence of the negotiation and execution of this Agreement, the personal expense of Seller incurred in connection with the preparation of this Agreement and Seller’s performance hereunder, and the other damages, general and special, that Purchaser and Seller realize and recognize Seller will sustain but that Seller cannot at this time calculate with absolute certainty. Based on all of these considerations, Purchaser and Seller have agreed that the damage to Seller would reasonably be expected to amount to the Earnest Money as full, complete and final liquidated damages sustained by Seller and such liquidated damages shall be Seller’s sole and exclusive remedy and the parties shall have no further rights or obligations under this Agreement. If the Closing occurs, nothing contained in this Agreement shall limit or otherwise affect any of Seller’s rights or remedies against Purchaser arising under any express indemnification of Seller by Purchaser set forth in this Agreement or arising from any breach or default by Purchaser after the Closing of any obligations in this Agreement which are expressly provided to survive Closing.
C.    Attorney’s Fees. Notwithstanding any limitation of remedies described above, if it shall be necessary for either Purchaser or Seller to commence litigation to enforce its rights pursuant to this Agreement because of the default of the other party, the prevailing party shall reimburse the non-prevailing party for its reasonable attorneys’ fees and costs.
9.    SELLER’S COVENANTS
A.    Seller Covenants. From the Effective Date until the Closing (or the earlier termination of this Agreement), Seller shall, or shall cause its agents or affiliates to:
(i)    operate and maintain the Property in substantially the same manner as it has heretofore operated and maintained the same;
(ii)    use commercially reasonable efforts consistent with past practice, to keep each of the Properties free from damage, maintain each of the Properties in good physical condition and not permit waste to occur with respect any of the Properties;

(iii)    continue in the ordinary course of business to timely pay all bills and other payments due prior to the Closing with respect to the operation of the Property, subject to proration as set forth in Section 6 of this Agreement;
(iv)    maintain its current insurance policies (or comparable substitutions thereof) in full force and effect through the Closing except for any modifications in the ordinary course of Seller’s or Property Managers’ business, which modifications are consistent with their past practice;
(v)    perform, when due, all material obligations under any and all agreements relating to the Property and otherwise in accordance with applicable laws, ordinances, rules, and regulations;
(vi)    not intentionally take any action which causes any of the representations or warranties in this Agreement to become untrue or be violated; and
(vii)    not take any action that would reasonably be expected to have a material adverse effect on a Property.
B.    Leases. Prior to the Closing Date Seller may not enter into any lease agreement for a Property for a rental amount less than the amount of rent being paid for such Property at the Effective Date of this Agreement without Purchaser’s prior consent and approval, which may be withheld in Purchaser’s reasonable discretion. Any new lease signed between the Effective Date and the Closing shall satisfy the requirements of an Eligible Lease (as defined below). Seller shall pay all brokerage commissions and finders’ fees applicable to all Leases in effect as of the date of this Agreement and any commissions and finders’ fees, to the extent consistent with such commissions and fees paid by Seller prior to the Effective Date, with respect to any new Leases entered into after the Effective Date shall be paid by Purchaser.
For purposes of this Agreement, “Eligible Lease” shall mean a Lease for a Property that satisfies all of the following:
(i)    the form of Lease reflects customary market standard terms;
(ii)    the Lease is entered into on an arms-length basis without payment support by any Seller Entity or its partners, representatives, employees, agents or affiliates (provided, that any incentives offered to tenants shall not be deemed to constitute such payment support);
(iii)    the Lease is to a bona fide third-party tenant;
(iv)    the Lease is in compliance with all applicable laws, ordinances, rules, and regulations in all material respects; and
(v)    the Lease is consistent with Conrex Property Manager’s internal leasing guidelines.

10.    MISCELLANEOUS
A.    Condemnation.
(i)    If before the Closing, condemnation proceedings are commenced against a Material Portion (hereinafter defined) of any individual Property, Purchaser may exclude such affected Property by providing written notice to Seller within five (5) days after Purchaser is advised of the condemnation proceedings and the Purchase Price will be reduced in the manner described in Section 10(B), below.
(ii)    In the event less than a Material Portion of any individual Property is condemned, Purchaser shall have no right to exclude such affected Property, but shall be entitled to (and Seller shall irrevocably assign to Purchaser at the Closing) all of Seller’s right, title and interest in and to any awards and proceeds of the taking, and Purchaser shall receive a credit, at Closing, for all awards and proceeds previously actually received by Seller, after the reasonable, out-of-pocket costs and expenses of collection are deducted therefrom, but there shall be no adjustment to the Purchase Price. If Purchaser fails to provide the notice electing to exclude the subject portion of the Property, then Purchaser shall be deemed to have elected to exclude the subject portion of the Property as described in Section 10(A)(i).
For purposes of this Section 10(A), “Material Portion” shall mean, for any individual Property, a portion which (i) reduces the value of such Property (such value to be the Allocated Purchase Price set forth on Exhibit A-1 or Exhibit A-2, as applicable, hereto for such individual Property) by ten percent (10%) or more, or (ii) prohibits or materially and adversely restricts the leasing of such Property as a single family home.
B.    Damage or Destruction. If any of the Properties is Materially Damaged (as hereinafter defined) by a casualty prior to a Closing, Seller shall give Purchaser prompt written notice thereof, and on or before the earlier of five (5) business days after receipt of written notice or the Closing Date, Purchaser may elect to exclude said Materially Damaged Property from the transaction contemplated by this Agreement and the Purchase Price shall be reduced by an amount that is equal to the Allocated Purchase Price of such Materially Damaged Property. If a casualty does not result in the applicable Property being Materially Damaged, Purchaser shall have no right to exclude such Property from the transaction, but shall be entitled to retain any Materially Damaged Property as part of the Properties being acquired, the Purchase Price shall not be reduced and Seller shall assign to Purchaser all rights of Seller in and to any insurance proceeds payable thereafter with respect to such Materially Damaged Property and shall receive a credit against the Purchase Price in an amount of any deductible related to the insurance for such damaged Property. If a casualty results in the applicable Property being Materially Damaged and Purchaser fails to provide Seller with notice of exclusion of such Property, then such Property shall be excluded from the transaction and the Purchase Price shall be reduced by an amount that is equal to the Allocated Purchase Price of such Materially Damaged Property. Upon a casualty, a Property shall be considered “Materially Damaged” if the cost of repair of such damage or destruction is reasonably estimated by Seller to exceed twenty-five percent (25%) or more of the value of such Materially Damaged Property (such value to be the Allocated Purchase Price for such individual Property).
C.    Notice. All notices herein required shall be in writing and shall be served on the parties at the addresses, email addresses or fax numbers set forth below. Notices shall be deemed to have been properly delivered: (a) upon receipt when hand delivered during normal business hours, or the following business day if hand delivered after normal business hours or on a day which is not a business day; (b) upon receipt when sent by facsimile to the number set forth below; (c) upon the day of delivery if the notice has been deposited in an authorized receptacle of the United States Postal Service as first-class, registered or certified mail, postage prepaid, with a return receipt requested (provided that, the sender has in its possession the return receipt to prove actual delivery); (d) one business day after the notice has been deposited with either Federal Express or United Parcel Service or similar nationally recognized overnight carrier to be delivered by overnight delivery (provided that, the sending party receives a confirmation of actual delivery from the courier); or I upon delivery when sent by email transmission to the email address set forth herein.

If to Seller:	c/o Connorex-Lucinda, LLC 1505 King Street Ext. Suite 100 Charleston, South Carolina 29405 Attn: Ralph Nacey and Eric Phillipps Email Address: ephillips@con-rex.com rnacey@con-rex.com
With a copy to:	Bryan Cave Leighton Paisner LLP 1201 West Peachtree Street, Suite 1400 Atlanta, Georgia 30309 Attn: Todd Wade Facsimile: (404) 420-0694 Email address: todd.wade@bclplaw.com
If to Purchaser:	SFR MT LLC 245 Park Avenue, 26th Fl. New York, New York 10167 Attention: Raul E. Moreno Email address: rmoreno@angelogordon.com
With a copy to:	Hunton Andrews Kurth LLP Bank of America Plaza, Suite 3500 Charlotte, North Carolina Attention: Robert J. Hahn Fax: (704) 378-4890 Email: rhahn@huntonak.com

D.    Time is of the Essence. Time is of the essence of this contract. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day. Unless otherwise specified in this Agreement, any reference to “days” shall mean “calendar days”.
E.    Counterpart Execution. This Agreement may be executed in several counterparts, each of which shall be fully effective as an original and all of which together shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile or PDF shall be valid and effective to bind the party so signing.
F.    Effective Date. The Effective Date of this Agreement shall be the date that this Agreement is last signed by all of the parties hereto.
G.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to any conflict of laws principles other than those contained in Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York.
H.    Integration; Modification; Waiver. This Agreement, together with the Access Agreement, constitutes the complete and final expression of the agreement of the parties relating to the Property, and supersedes all previous contracts, agreements, and understandings of the parties, either oral or written, relating to the Property. This Agreement cannot be modified, or any of the terms hereof waived, except by an instrument in writing (referring specifically to this Agreement) executed by the party against whom enforcement of the modification or waiver is sought.
I.    Headings; Construction. The headings which have been used throughout this Agreement have been inserted for convenience of reference only and do not constitute matter to be construed in interpreting this Agreement. Words of any gender used in this Agreement shall be held and construed to include any other gender and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise. The words “herein,” “hereof,” “hereunder” and other similar compounds of the words “here” when used in this Agreement shall refer to the entire Agreement and not to any particular provision or section. Seller and Purchaser acknowledge that each party and its counsel have taken the opportunity to review and revise this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits to this Agreement.
J.    Invalid Provisions. If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation, shall be held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of any such provision shall not be affected thereby.
K.    Binding Effect; Successors and Assignment. This Agreement shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective heirs, personal representatives, successors and assigns, provided, however, that neither party hereto shall assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. Furthermore, any permitted assignee of Purchaser hereunder shall re-affirm the representations, warranties and indemnifications set forth in Section 5 of this Agreement.
L.    No Lien. This Agreement is not and shall not be deemed or considered to convey or be an interest in or lien against the Property.
M.    No Recording. In no event shall this Agreement or any memorandum or affidavit hereof be recorded by Purchaser in any public records. Any such recordation or attempted recordation shall constitute a breach of this Agreement by Purchaser, and, in addition to the other remedies provided for herein, Seller shall have the express right to terminate this Agreement by filing a notice of said termination in the real estate records of the jurisdiction where each Property is located.
N.    Exhibits. All references to Exhibits contained herein are references to Exhibits attached hereto, all of which are made a part hereof for all purposes the same as if set forth herein verbatim, it being expressly understood that if any Exhibit attached hereto which is to be executed and delivered at Closing contains blanks, the same shall be completed correctly and in accordance with the terms and provisions contained herein and as contemplated herein prior to or at the time of execution and delivery thereof.
O.    Brokers. All negotiations relative to this Agreement and the purchase and sale of the Property as contemplated by and provided for in this Agreement have been conducted by and between Seller and Purchaser without the intervention of any person or other party as agent or broker, other than as disclosed in the Letter of Intent between Seller and Purchaser, dated as of June 26, 2018 (the “Letter of Intent”). Seller and Purchaser shall and do each hereby indemnify, defend and hold harmless each other from and against the claims, demands, actions and judgments (including reasonable attorneys’ fees) of any and all brokers, agents and other intermediaries alleging a commission, fee or other payment to be owing by reason of their respective dealings, negotiations or communications in connection with this Agreement or the purchase and sale of the Property.
P.    Waiver of Jury Trial. Purchaser, Seller and Escrow Agent hereby unconditionally and irrevocably waive, to the fullest extent permitted by law, the right to trial by jury in any action, proceeding or counterclaim, whether in contract, tort or otherwise, relating directly or indirectly to this Agreement.

Q.    Confidentiality. Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to Seller or the Property, or Purchaser respectively furnished to each other in connection with the Letter of Intent, this Agreement or the Contemplated Transaction (as defined in the Letter of Intent) (collectively, the “Confidential Information”), except publicly available information. None of the parties hereto will, and neither will Seller’s directors, officers, employees, agents, affiliates, members, managers, partners, shareholders and other representatives, disclose, divulge, provide or make accessible any of the Confidential Information to any person or entity, other than their responsible officers, employees, advisors or attorneys that need to know or otherwise as required by law or regulation. The provisions of this Section 10(R) and the following Section 10(S) are in addition to, and shall not supersede, and shall be subject to the Confidentiality Agreement, dated as of April 18, 2018, between Angelo, Gordon Management LLC and Seller (the “Confidentiality Agreement”).
R.    Disclosure. Without the prior written consent of the other party hereto, neither party hereto will, and each party hereto will cause its directors, officers, employees, agents, other representatives, members, managers, partners and affiliates not to, disclose to any person the fact that discussions or negotiations are taking place concerning the Letter of Intent, this Agreement or the Contemplated Transactions, the status thereof, or the existence of this Agreement and the terms hereof, unless in the opinion of such party disclosure is required to be made by applicable law, regulation or court order, and such disclosure is made after prior consultation with the other party. Neither party will issue any public announcement concerning the Contemplated Transaction without the approval of the other party, except as may be required by law.
11952194.14
[SIGNATURES COMMENCE ON FOLLOW PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

“SELLER”:

CONREX RESIDENTIAL PROPERTY GROUP 2012-2, LLC, a South Carolina limited liability company

By: /s/ Garrett Daniel
Name: Garrett Daniel
Title: Authorized Signatory and Liquidator

Date of Execution: 8/31/2018

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SELLER’S SIGNATURES CONTINUED FROM THE PRECEDING PAGE]

CONREX RESIDENTIAL PROPERTY GROUP 2012-2 (B2R-1) OPERATING COMPANY, LLC, a Delaware limited liability company

By: /s/ Garrett Daniel
Name: Garrett Daniel
Title: Authorized Signatory and Liquidator

Date of Execution: 8/31/2018

CONREX RESIDENTIAL PROPERTY GROUP 2012-2 (B2R-2) OPERATING COMPANY, LLC, a Delaware limited liability company

By:  /s/ Garrett Daniel
Name: Garrett Daniel
Title: Authorized Signatory and Liquidator

Date of Execution: 8/31/2018

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SELLER’S SIGNATURES CONTINUED FROM THE PRECEDING PAGE]

OVATION PROPERTIES, LLC, a Texas limited liability company

By:_/s/ Joel G. Katz
Name: Joel G. Katz
Title: Authorized Signatory

Date of Execution: 8/31/2018

“PURCHASER”: SFR MT LLC, a Delaware limited liability company By: /s/ Raul E. Moreno Name: Raul E. Moreno Title: Secretary Date of Execution: 8/31/2018